Exhibit 99.2

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
1

Prepared Remarks

Nuance Third Quarter Fiscal 2015
Nuance is providing a copy of these prepared remarks, in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. The conference call will begin today, August 6, 2015, at 5:00 pm EDT. To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1059 or (612) 234-9959 at least five minutes prior to the call and referencing code 363855. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 363855.

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on our non-GAAP financial measures.)

Summary of Q3 15 Business and Financial Trends
In Q3 15 we continued to improve our performance, execute upon our transformation program, evolve our business toward recurring revenue models, and position the company for increased future revenue growth.

Our improved performance is evidenced in several key metrics. In Q3 15, we delivered non-GAAP revenue of $488.7 million and non‑GAAP fully diluted earnings per share of $0.32, both above our guidance ranges. Solid net new bookings in Q3 15 resulted in 2% year-to-date net new bookings growth, in line with our guidance. In Q3 15 our non-GAAP gross margin improved year-over-year for the second consecutive quarter, and improved for each revenue type. We also experienced positive trends in non-GAAP operating margin, non‑GAAP EPS, operating cash flow and deferred revenue; we now have seen year-over-year improvement in each of these metrics for at least four consecutive quarters. In Q3 15 compared to Q3 14, non-GAAP gross margin increased by 210 basis points, non-GAAP operating margin increased by 290 basis points, non-GAAP diluted EPS grew by $0.05, and both operating cash flow and total deferred revenue grew by 24%.

During Q3 15, we began a formal transformation program designed to enhance EPS growth through improved revenue growth, product portfolio focus, operational efficiency and cost control, and a continued share buyback initiative. With this program, we have targeted $125 million in total annualized expense reductions by the end of FY 16. We have begun reallocating investment toward our highest growth opportunities and reducing investment in more mature businesses. In the quarter, we reduced cost broadly in cost of goods sold and operating expenses contributed to our Q3 15 improved year-over-year performance. We continued to execute under our stock repurchase plan. From the beginning of FY 15 through August 5, 2015, we have repurchased 18.181 million shares of our common stock for a total amount of $271.8 million, and the remaining Board authorization is $517.3 million.

The transformation of our business model toward recurring revenue continued in Q3 15, with recurring revenue now representing 68% of non-GAAP total revenue, compared to 65% in Q3 14. Recent trends in bookings and customer demand in our Healthcare, Mobile and Enterprise businesses indicate increased preference for on‑demand and term license contracts.

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2015 third fiscal quarter results	August 6, 2015
Prepared remarks
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Q3 15 Key Financial Results
Today we reported Q3 15 non-GAAP revenue of $488.7 million, above our guidance range of $468 - $482 million. Our results reflected a 3% organic decline in non-GAAP revenue compared to the same quarter last year. However, Q3 15 revenue was negatively affected by currency fluctuations. If we applied Q3 14 currency rates to our Q3 15 revenue, Q3 15 non-GAAP revenue would have been approximately $17 million higher and we would have achieved 1% organic revenue growth. Q3 15 GAAP revenue was $477.9 million, compared to $475.5 million a year ago.

Net new bookings in Q3 15 were $484.4 million, up 47% compared to $330.4 million in Q3 14, and benefitted significantly from several unusually large contracts in our automotive business as well as robust bookings performance in our Healthcare business. If we applied Q3 14 currency rates to our Q3 15 net new bookings, Q3 15 net new bookings would have been approximately $15 million higher. As we have noted previously, bookings can vary from quarter to quarter, depending on the timing of large transactions. Through the first three quarters of FY 15, total net new bookings were $1,092.9 million, up 2.0% compared to $1,071.7 million through the first three quarters of FY 14. At constant currency, year-to-date bookings for FY 15 would have grown 4.5% over FY 14. At the end of Q3 15, the Estimated 3-Year Value of Total On-Demand Contracts was $2,312.6 million, up from $2,177.9 million a quarter ago, an increase of 6%.

Table: Net New Bookings and Estimated On-Demand Contract Values

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
Net New Bookings (in millions)	$321.5	$419.8	$330.4	$328.8	$303.8	$304.7	$484.4
Estimated 3-Year Value of Total On-Demand Contracts (in millions)	$2,224.6	$2,195.6	$2,259.3	$2,246.1	$2,227.2	$2,177.9	$2,312.6

Q3 15 non-GAAP fully diluted EPS was $0.32, above the high end of our guidance range of $0.25 to $0.29 and up from $0.27 a year ago. Q3 15 GAAP EPS was $(0.13) per share, up from ($0.17) a year ago. Q3 15 non‑GAAP operating margin was 26.4%, up 290 basis points from 23.5% a year ago.

Q3 15 cash flow from operations (CFFO) was $120.3 million, up 24.0% from $97.0 million a year ago. Q3 15 CFFO as a percent of non-GAAP net income was 119%, up from 111% a year ago and exceeded our target of 100%.

Segment Discussions

Healthcare
Our Healthcare business delivered solid net new bookings for transcription on-demand, Clintegrity, Dragon Medical, and diagnostics solutions. Increasingly, our transactions and sales opportunities include multiple offerings, often incorporating transcription on demand, Dragon Medical and Diagnostics. Customer interest in our Clintegrity clinical documentation improvement (CDI) solutions continues to increase. CDI revenue benefitted from recent completions of installations, and our professional services team continued to make progress with additional projects under previously signed contracts. The number of lines transcribed in our transcription on-demand business increased compared to Q2 15 owing to addition of new customers, more than offsetting erosion of volumes within our customer base.

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2015 third fiscal quarter results	August 6, 2015
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Table: Healthcare Lines

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
Annualized line run-rate in healthcare on-demand business (in billions)*	5.070	5.491	5.538	5.421	5.433	5.395	5.471
* The annualized line run-rates in prior periods have been adjusted to conform with current period calculation.

Mobile & Consumer
Mobile & Consumer revenue recorded strong net new bookings, led by our automotive business. Our Mobile & Consumer revenue has benefitted from the trend toward recurring revenue, driven by on-demand revenue in our automotive and consumer electronics solutions, as well as our mobile operator services business. For the fourth consecutive quarter, we delivered improved year-over-year segment profit margin in our Mobile & Consumer business. Q3 15 year-over-year improvements were driven primarily by reduced R&D and marketing expense. Our automotive solutions contributed more than $100 million to net new bookings in the quarter, with several large design wins among major automotive manufacturers. Billings for our mobile cloud services, particularly in our automotive business, continue to drive deferred revenue growth.

Enterprise
Our Enterprise business recorded strong net new bookings for on-demand digital channel solutions. In addition, revenue benefitted from recent launches of solutions from H2 14 bookings, with additional launches expected in Q4 15 and H1 16, as we complete relatively long implementation cycles characteristic of this business. Our Enterprise business once again achieved significant year-over-year improvement in segment margin, driven by improved gross margins on product and licensing and professional services revenue as well as reduced sales and marketing expenses.

Imaging
In Q3 15, our Imaging business delivered strong net new bookings and revenue for our MFP-Scan solutions, offset by weaker net new bookings and revenue for our older Imaging products. Our Imaging business delivered year-over-year improvement in segment margin, due to improved product and licensing gross margin as well as decreased sales expenses.

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2015 third fiscal quarter results	August 6, 2015
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Table: Non-GAAP Revenue by Segment

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015	Q3 2015
Healthcare Organic growth*	$227.3 1%	$237.0 1%	$240.1 (2)%	$238.3 3%	$942.7 1%	$231.0 (0)%	$228.6 (4)%	$236.8 (1)%
Mobile & consumer+ Organic growth*+	$112.5 (15)%	$107.3 (6)%	$107.0 (1)%	$114.4 7%	$441.0 (5)%	$107.3 (1)%	$116.7 10%	$108.5 (5)%
Enterprise+ Organic growth*+	$92.0 (7)%	$89.7 3%	$87.3 (9)%	$98.1 (10)%	$367.1 (6)%	$90.6 (4)%	$83.3 (7)%	$87.0 (0)%
Imaging Organic growth*	$58.3 (6)%	$56.0 (9)%	$52.4 (11)%	$69.5 9%	$236.3 (5)%	$60.1 (9)%	$59.5 (7)%	$56.3 (8)%
Total revenue Organic growth*	$490.1 (6)%	$490.0 (2)%	$486.8 (4)%	$520.3 2%	$1,987.1 (2)%	$489.0 (2)%	$488.1 (2)%	$488.7 (3)%

* Organic growth is calculated by comparing reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015	Q3 2015
Healthcare Segment profit as % of segment revenue	$78.5 35%	$91.5 39%	$84.9 35%	$85.2 36%	$340.1 36%	$78.3 34%	$79.8 35%	$81.8 35%
Mobile & Consumer+ Segment profit as % of segment revenue	$12.1 11%	$16.7 16%	$19.7 18%	$27.3 24%	$75.8 17%	$11.7 11%	$33.8 29%	$27.0 25%
Enterprise+ Segment profit as % of segment revenue	$22.4 24%	$18.2 20%	$18.3 21%	$29.2 30%	$88.1 24%	$24.7 27%	$19.3 23%	$24.9 29%
Imaging Segment profit as % of segment revenue	$22.7 39%	$20.7 37%	$16.9 32%	$28.8 41%	$89.1 38%	$19.9 33%	$22.1 37%	$21.8 39%
Total segment profit Total segment profit as % of segment revenue	$135.7 28%	$147.1 30%	$139.8 29%	$170.5 33%	$593.1 30%	$134.6 28%	$155.0 32%	$155.5 32%

+ In October 2014, we realigned certain of our product offerings which were previously reported in the Mobile and Consumer segment into the Enterprise segment. Accordingly, the segment results in prior periods have been reclassified to conform to current period segment reporting presentation.

Transition to Recurring Revenue Models
Total non‑GAAP recurring revenue has increased from approximately 52% of total non-GAAP revenue in FY 12 to 68% in Q3 15, and non-GAAP perpetual license revenue fell from approximately 38% of total non-GAAP revenue to 23% over the same period. Over this period, on-demand revenue has trended upward because of broader on-demand customer bases and growing on-demand volumes across our Healthcare, automotive, consumer electronics, mobile operator service and Enterprise businesses. However, this on-demand revenue growth has been offset partially by the volume erosion in our transcription on‑demand base and some migration of our

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2015 third fiscal quarter results	August 6, 2015
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Healthcare transcription on-demand and mobile operator services businesses from semi-automated services to lower‑priced, fully automated solutions. The transition to recurring revenue models challenges near-term growth in total revenue but, over time, this business model transition will improve the predictability and growth of our revenue streams.

We reported Q3 15 non-GAAP total recurring revenue of $330.4 million, compared to $314.3 million a year ago, and driven by growth in Mobile on-demand services and maintenance and support growth in our Healthcare, Imaging and Enterprise businesses. Q3 15 non‑GAAP perpetual license revenue was $111.7 million, compared to $119.6 million a year ago.

Table: Non-GAAP Revenue by Type and as a % of Total Non-GAAP Revenue

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015	Q3 2015
Perpetual Product and Licensing	$131.1 27%	$125.4 25%	$119.6 25%	$142.2 27%	$518.3 26%	$119.2 24%	$125.9 26%	$111.7 23%
Recurring Product and Licensing	$58.9 12%	$56.7 12%	$54.2 11%	$60.2 12%	$230.0 12%	$61.1 13%	$57.8 12%	$58.2 12%
Professional Services	$54.2 11%	$57.7 12%	$57.8 12%	$58.6 11%	$228.2 11%	$55.2 11%	$51.6 10%	$51.6 10%
On-demand	$171.6 35%	$176.1 36%	$178.8 37%	$179.3 35%	$705.8 36%	$174.8 36%	$176.2 36%	$185.9 38%
Maintenance and Support	$74.3 15%	$74.1 15%	$76.4 15%	$80.0 15%	$304.8 15%	$78.8 16%	$76.6 16%	$81.3 17%
Total Non-GAAP Revenue	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1	$488.7
Total Recurring Revenue* % of revenue	$309.6 63%	$313.7 64%	$314.3 65%	$325.7 63%	$1,263.3 64%	$321.7 66%	$315.6 65%	$330.4 68%

* Total Recurring Revenue is the sum of recurring product and licensing, on-demand, and maintenance and support revenues as well as the portion of professional services revenue delivered under ongoing subscription contracts. Recurring Product and Licensing revenue comprises term-based and ratable licenses as well as revenues from royalty arrangements.
We ended Q3 15 with total deferred revenue of $647.6 million, up 23.7% from $523.4 million a year ago. Deferred revenue growth was driven by growth in our on-demand and maintenance and support contracts.

Table: Total Deferred Revenue

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
Total Deferred Revenue (in millions)	$484.3	$504.9	$523.4	$548.1	$621.1	$637.8	$647.6

Non-GAAP Expenses
The following discussion provides commentary for gross margin, operating margin and expenses on a non‑GAAP basis.

In Q3 15 we began initiatives under our transformation program to improve operational efficiency and reduce costs. We have targeted approximately $125 million in total annualized expense reductions from our Q1 15 cost base to be completed by the end of FY 16. These actions contributed to both sequential and year-over-year improvements

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2015 third fiscal quarter results	August 6, 2015
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in gross margins, operating margins, EPS, and operating cash flow. To date we have taken actions which we expect to result in $50 million in annualized savings.

Q3 15 gross margin was 63.1% compared to 61.0% a year ago. Gross margin improved year over year for the second consecutive quarter. Q3 15 gross margin improved year over year in each revenue type. Professional Services and Hosting revenue delivered the greatest gross margin improvement primarily due to labor optimization.

Q3 15 operating margin was 26.4% compared to 23.5% a year ago. This is the fourth consecutive quarter of year-over-year operating margin improvement, as a result of increased focus on cost containment. Q3 15 total operating expenses were $179.2 million, compared to $182.4 million a year ago. Q3 15 R&D expense was flat compared to last year, at $69.2 million. However, Q3 15 R&D expense included a $4 million non-recurring expense related to a research collaboration arrangement. Q3 15 sales and marketing expense was $84.1 million, down from $86.1 million in Q3 14, and general and administrative expense decreased from $27.0 million to $25.9 million over the same period.

Interest Expense. Net interest expense decreased $1.0 million year over year, benefitting from the retirement of $250 million in convertible debentures that we called for redemption in August 2014.

DSO and Cash Flow
Days Sales Outstanding (DSO). In Q3 15, DSO was 69 days, compared to 74 days in Q3 14. The improvement in DSO was due to better cash collections and more favorable average payment terms.

Table: Days Sales Outstanding (DSO)

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
Days Sales Outstanding	74	72	74	76	78	74	69

Q3 15 cash flow from operations (CFFO) was $120.3 million, up 24.0% from $97.0 million a year ago. This was our 5th consecutive quarter of year-over-year CFFO growth. Q3 15 CFFO as a percent of non-GAAP net income was 119%, up from 111% a year ago and exceeded our target of 100%.

Table: Operating Cash Flow

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
Cash Flow from Operations (in millions)	$78.2	$87.0	$97.0	$95.9	$95.7	$119.9	$120.3

Stock Repurchase Program
During Q3 15, we repurchased 7.935 million shares of our common stock, for a total amount of $122.4 million at an average price per share of $15.42. During Q4 15, up to August 5, 2015, we repurchased an additional 1.688 million shares of our common stock, for a total amount of $29.2 million at an average price per share of $17.27. As a result of these repurchases, at August 5, 2015 we had $517.3 million remaining under the Board’s authorization.

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2015 third fiscal quarter results	August 6, 2015
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Discussion of Q4 and Fiscal 2015 Guidance and Outlook
As noted above, year to date net new bookings are up 2% compared to the first three quarters of FY 14. We expect net new bookings growth for FY 15 in the range of 1% to 4%, driven for the full year by large bookings in our Healthcare, automobile and Enterprise on-demand solutions. We expect the full-year negative impact on net new bookings from changes in foreign currency exchange rates will be approximately $36 million or two to three percentage points of year-over-year growth.

This year we benefitted from trends that strengthened our core business, including positive revenue trends in our Dragon Medical, Diagnostics, automotive and mobile operator services businesses. We expect these trends to continue in Q4 15. In Q4 15, we also expect to benefit from typical fourth quarter seasonality, particularly in our product and licensing revenue. However, we expect continued challenges in our handset business.

In addition, we expect to continue to experience negative effects on revenue from changes in foreign exchange rates through in Q4 15, continuing the trend from the first three quarters of FY 15. We expect a negative impact from foreign currency on revenue for the full-year of $59 million, up from the estimate of $55 million that we made last quarter.

Taking these factors into account, we expect FY 15 non-GAAP revenues between $1,963 million and $1,979 million, and FY 15 GAAP revenues between $1,915 million and $1,931 million. We expect Q4 15 non‑GAAP revenues of $497 million to $513 million, and Q4 15 GAAP revenues of $487.5 million to $503.5 million.

In Q4 15, we expect actions taken under our transformation program to continue to benefit our cost of goods sold, operating expenses and diluted shares outstanding. Net cash interest expenses will be approximately $90 million for the year. We anticipate our net cash tax rate to be between 5 and 6 percent for the full year.

Considering these factors and the revenue projections above, we expect FY 15 non-GAAP EPS between $1.20 and $1.24 and GAAP EPS between $(0.39) and $(0.35). We expect Q4 15 non-GAAP EPS of $0.33 to $0.37, and Q4 15 GAAP EPS of $(0.07) to $(0.03).

In Q3 15, cash flow from operations as a percentage of non-GAAP net income was 119%, above our target of 100%. This metric has trended upward over recent years, owing mainly to growth in deferred revenue from our on-demand and maintenance and support businesses. We expect these improved results to continue, but with some quarterly variability due notably to the timing of interest payments. Interest expense is accrued each quarter, but cash payments are made primarily in second and fourth quarters of each year.

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts

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2015 third fiscal quarter results	August 6, 2015
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billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding our future performance including, but not limited to, the drivers of our future performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our businesses, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated fourth quarter and FY 15 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic and market conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; our ability to execute our formal transformation program to reduce costs and optimize processes; the effects of competition, including pricing pressure; possible product quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and other factors or one-time events described in our annual report on Form 10-K for the fiscal year ended September 30, 2014 and our quarterly reports and other filings filed with the Securities and Exchange Commission. We disclaim

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2015 third fiscal quarter results	August 6, 2015
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any obligation to update any forward-looking statements after the date of this document. The information included in this press release should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and nine months ended June 30, 2015 and 2014, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Notable Solutions, Quantim and Equitrac for the three and nine months ended June 30, 2015, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more

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2015 third fiscal quarter results	August 6, 2015
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accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
11

the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results. Costs associated with the research and development portion of the agreements have been excluded from research and development expense while costs for the extension of the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items include losses from the extinguishment of our convertible debt and adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation program, and gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
12

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014

Revenues:
Product and licensing	$162,806	$168,224	$506,945	$521,480
Professional services and hosting	234,253	231,698	684,927	677,359
Maintenance and support	80,880	75,582	235,145	222,298
Total revenues	477,939	475,504	1,427,017	1,421,137

Cost of revenues:
Product and licensing	21,276	23,934	68,498	74,598
Professional services and hosting	153,924	163,587	462,188	475,604
Maintenance and support	13,715	13,566	41,151	38,533
Amortization of intangible assets	15,776	15,006	46,538	45,542
Total cost of revenues	204,691	216,093	618,375	634,277

Gross profit	273,248	259,411	808,642	786,860

Operating expenses:
Research and development	79,050	87,137	236,393	252,188
Sales and marketing	99,285	99,783	303,789	316,969
General and administrative	40,977	43,732	137,278	131,890
Amortization of intangible assets	26,371	27,287	78,526	81,330
Acquisition-related cost, net	2,423	9,110	13,702	18,710
Restructuring and other charges, net	10,808	8,622	12,703	17,178
Total operating expenses	258,914	275,671	782,391	818,265

Income (loss) from operations	14,334	(16,260)	26,251	(31,405)
Other expense, net	(47,191)	(31,028)	(106,828)	(101,151)
Loss before income taxes	(32,857)	(47,288)	(80,577)	(132,556)
Provision for income taxes	6,533	6,959	23,406	16,331
Net loss	$(39,390)	$(54,247)	$(103,983)	$(148,887)

Net loss per share:
Basic	$(0.13)	$(0.17)	$(0.33)	$(0.47)
Diluted	$(0.13)	$(0.17)	$(0.33)	$(0.47)

Weighted average common shares outstanding:
Basic	312,680	317,610	319,415	316,334
Diluted	312,680	317,610	319,415	316,334

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
13

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	June 30, 2015	September 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$397,116	$547,230
Marketable securities	54,697	40,974
Accounts receivable, net	365,661	428,266
Prepaid expenses and other current assets	148,747	148,030
Total current assets	966,221	1,164,500

Marketable securities	36,876	—
Land, building and equipment, net	191,814	191,411
Goodwill	3,392,844	3,410,893
Intangible assets, net	847,205	915,483
Other assets	154,061	137,997
Total assets	$5,589,021	$5,820,284

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,834	$4,834
Contingent and deferred acquisition payments	21,929	35,911
Accounts payable and accrued expenses	246,318	303,039
Deferred revenue	327,736	298,225
Total current liabilities	600,817	642,009

Long-term debt	2,113,741	2,127,392
Deferred revenue, net of current portion	319,895	249,879
Other liabilities	227,308	219,012
Total liabilities	3,261,761	3,238,292

Stockholders' equity	2,327,260	2,581,992
Total liabilities and stockholders' equity	$5,589,021	$5,820,284

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
14

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014

Cash flows from operating activities:
Net loss	$(39,390)	$(54,247)	$(103,983)	$(148,887)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	57,872	55,863	171,892	165,280
Stock-based compensation	41,701	55,382	119,972	147,541
Non-cash interest expense	7,160	8,744	22,078	28,187
Loss on extinguishment of debt	17,714	—	17,714	—
Deferred tax provision (benefit)	1,143	(1,095)	7,529	2,351
Other	4,214	964	5,641	(4,294)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	34,002	(11,224)	50,990	(4,706)
Prepaid expenses and other assets	(1,496)	2,242	(14,709)	(9,453)
Accounts payable	(16,516)	7,094	(14,647)	(25,003)
Accrued expenses and other liabilities	6,851	13,935	(43,167)	3,634
Deferred revenue	7,085	19,373	116,660	107,563
Net cash provided by operating activities	120,340	97,031	335,970	262,213
Cash flows from investing activities:
Capital expenditures	(17,401)	(16,640)	(48,159)	(41,359)
Payments for business and technology acquisitions, net of cash acquired	(50,143)	(646)	(82,034)	(136,183)
Purchases of marketable securities and other investments	(23,417)	(8,109)	(114,765)	(19,613)
Proceeds from sales and maturities of marketable securities and other investments	26,316	11,217	49,481	32,851
Net cash used in investing activities	(64,645)	(14,178)	(195,477)	(164,304)
Cash flows from financing activities:
Payments of debt	(257,425)	(1,339)	(259,843)	(3,855)
Proceeds from long-term debt, net of issuance costs	256,212	—	256,212	—
Payments for repurchases of common stock	(128,365)	(48)	(238,203)	(26,483)
Payments for settlement of share-based derivatives	—	—	(340)	(5,286)
Payments of other long-term liabilities	(857)	(697)	(2,383)	(2,216)
Proceeds from issuance of common stock from employee stock plans	3,186	1,603	12,335	13,525
Cash used to net share settle employee equity awards	(6,320)	(4,271)	(53,273)	(35,318)
Net cash used in financing activities	(133,569)	(4,752)	(285,495)	(59,633)
Effects of exchange rate changes on cash and cash equivalents	340	533	(5,112)	542
Net (decrease) increase in cash and cash equivalents	(77,534)	78,634	(150,114)	38,818
Cash and cash equivalents at beginning of period	474,650	768,302	547,230	808,118
Cash and cash equivalents at end of period	$397,116	$846,936	$397,116	$846,936

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
15

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	June 30,		June 30,
	2015	2014	2015	2014

GAAP revenue	$477,939	$475,504	$1,427,017	$1,421,137
Acquisition-related revenue adjustments: product and licensing	7,142	5,626	26,897	24,384
Acquisition-related revenue adjustments: professional services and hosting	3,153	4,898	10,299	18,771
Acquisition-related revenue adjustments: maintenance and support	422	786	1,536	2,540
Non-GAAP revenue	$488,656	$486,814	$1,465,749	$1,466,832

GAAP cost of revenue	$204,691	$216,093	$618,375	$634,277
Cost of revenue from amortization of intangible assets	(15,776)	(15,006)	(46,538)	(45,542)
Cost of revenue adjustments: product and licensing (1,2)	56	307	880	1,232
Cost of revenue adjustments: professional services and hosting (1,2)	(7,518)	(10,213)	(19,240)	(23,402)
Cost of revenue adjustments: maintenance and support (1,2)	(1,002)	(1,290)	(2,576)	(2,480)
Non-GAAP cost of revenue	$180,451	$189,891	$550,901	$564,085

GAAP gross profit	$273,248	$259,411	$808,642	$786,860
Gross profit adjustments	34,957	37,512	106,206	115,887
Non-GAAP gross profit	$308,205	$296,923	$914,848	$902,747

GAAP income (loss) from operations	$14,334	$(16,260)	$26,251	$(31,405)
Gross profit adjustments	34,957	37,512	106,206	115,887
Research and development (1)	9,210	12,960	26,387	33,703
Sales and marketing (1)	11,760	13,656	32,176	39,110
General and administrative (1)	11,748	16,710	38,317	46,702
Amortization of intangible assets	26,371	27,287	78,526	81,330
Costs associated with IP collaboration agreements	2,625	4,937	8,501	14,811
Acquisition-related costs, net	2,423	9,110	13,702	18,710
Restructuring and other charges, net	10,808	8,622	12,703	17,178
Other	4,757	—	20,590	1,061
Non-GAAP income from operations	$128,993	$114,534	$363,359	$337,087

GAAP provision for income taxes	$6,533	$6,959	$23,406	$16,331
Non-cash taxes	(1,086)	(2,973)	(8,578)	(2,681)
Non-GAAP provision for income taxes	$5,447	$3,986	$14,828	$13,650

GAAP net loss	$(39,390)	$(54,247)	$(103,983)	$(148,887)
Acquisition-related adjustment - revenue (2)	10,717	11,310	38,732	45,695
Acquisition-related adjustment - cost of revenue (2)	(519)	(860)	(2,156)	(3,376)
Acquisition-related costs, net	2,423	9,110	13,702	18,710
Cost of revenue from amortization of intangible assets	15,776	15,006	46,538	45,542
Amortization of intangible assets	26,371	27,287	78,526	81,330
Restructuring and other charges, net	10,808	8,622	12,703	17,178
Non-cash stock-based compensation (1)	41,701	55,382	119,972	147,541
Non-cash interest expense	7,160	8,744	22,078	28,187
Non-cash income taxes	1,086	2,973	8,578	2,681
Costs associated with IP collaboration agreements	2,625	4,937	8,501	14,811
Change in fair value of share-based instruments	(334)	(651)	204	3,571
Loss on extinguishment of debt	17,714	—	17,714	—
Other	4,917	—	20,853	(454)
Non-GAAP net income	$101,055	$87,613	$281,962	$252,529

Non-GAAP diluted net income per share	$0.32	$0.27	$0.87	$0.79

Diluted weighted average common shares outstanding	316,160	322,849	323,665	320,246

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
16

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014

GAAP operating expenses	$258,914	$275,671	$782,391	$818,265
Research and development (1)	(9,210)	(12,960)	(26,387)	(33,703)
Sales and marketing (1)	(11,760)	(13,656)	(32,176)	(39,110)
General and administrative (1)	(11,748)	(16,710)	(38,317)	(46,702)
Amortization of intangible assets	(26,371)	(27,287)	(78,526)	(81,330)
Costs associated with IP collaboration agreements	(2,625)	(4,937)	(8,501)	(14,811)
Acquisition-related costs, net	(2,423)	(9,110)	(13,702)	(18,710)
Restructuring and other charges, net	(10,808)	(8,622)	(12,703)	(17,178)
Other	(4,757)	—	(20,590)	(1,061)
Non-GAAP operating expenses	179,212	182,389	551,489	565,660

GAAP research and development expense	$79,050	$87,137	$236,393	$252,188
Costs associated with IP collaboration agreements	(625)	(4,937)	(2,501)	(14,811)
Research and development (1)	(9,210)	(12,960)	(26,387)	(33,703)
Other	(6)	—	(64)	—
Non-GAAP research and development expense	69,209	69,240	207,441	203,674

GAAP sales and marketing expense	$99,285	$99,783	$303,789	$316,969
Costs associated with IP collaboration agreements	(2,000)	—	(6,000)	—
Sales and marketing (1)	(11,760)	(13,656)	(32,176)	(39,110)
Other	(1,380)	—	(1,446)	—
Non-GAAP sales and marketing expense	$84,145	$86,127	$264,167	$277,859

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
17

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$148	$238	$331	$1,200
Cost of professional services and hosting	7,833	10,528	20,185	24,346
Cost of maintenance and support	1,002	1,290	2,576	2,480
Research and development	9,210	12,960	26,387	33,703
Sales and marketing	11,760	13,656	32,176	39,110
General and administrative	11,748	16,710	38,317	46,702
Total	$41,701	$55,382	$119,972	$147,541

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$10,717	$11,310	$38,732	$45,695
Cost of product and licensing	(204)	(545)	(1,211)	(2,432)
Cost of professional services and hosting	(315)	(315)	(945)	(944)
Total	$10,198	$10,450	$36,576	$42,319

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
18

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$470.0	$475.7	$475.5	$502.3	$1,923.5	$474.0	$475.1	$477.9
Adjustment	$20.1	$14.3	$11.3	$17.9	$63.6	$15.0	$13.0	$10.8
Non-GAAP Revenue	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1	$488.7

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$221.6	$232.5	$236.2	$235.1	$925.4	$227.9	$225.5	$234.4
Adjustment	$5.7	$4.5	$3.9	$3.2	$17.3	$3.1	$3.1	$2.4
Non-GAAP Revenue	$227.3	$237.0	$240.1	$238.3	$942.7	$231.0	$228.6	$236.8

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$109.7	$104.5	$104.9	$112.3	$431.3	$105.5	$115.0	$106.9
Adjustment	$2.8	$2.8	$2.1	$2.0	$9.7	$1.8	$1.7	$1.7
Non-GAAP Revenue	$112.5	$107.3	$107.0	$114.4	$441.0	$107.3	$116.7	$108.5

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$89.4	$87.8	$85.7	$96.9	$359.8	$89.8	$82.6	$86.4
Adjustment	$2.6	$1.9	$1.6	$1.2	$7.3	$0.9	$0.7	$0.6
Non-GAAP Revenue	$92.0	$89.7	$87.3	$98.1	$367.1	$90.6	$83.3	$87.0

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$49.3	$50.9	$48.8	$58.0	$207.0	$50.8	$52.0	$50.2
Adjustment	$9.0	$5.1	$3.7	$11.5	$29.3	$9.2	$7.5	$6.1
Non-GAAP Revenue	$58.3	$56.0	$52.4	$69.5	$236.3	$60.1	$59.5	$56.3

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
19

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Perpetual Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$123.3	$121.1	$116.7	$135.5	$496.6	$117.0	$121.3	$108.1
Adjustment	$7.8	$4.3	$2.9	$6.7	$21.7	$2.2	$4.6	$3.6
Non-GAAP Revenue	$131.1	$125.4	$119.6	$142.2	$518.3	$119.2	$125.9	$111.7

Recurring Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$55.2	$53.7	$51.5	$54.0	$214.4	$52.7	$53.2	$54.7
Adjustment	$3.7	$3.0	$2.7	$6.2	$15.6	$8.4	$4.6	$3.5
Non-GAAP Revenue	$58.9	$56.7	$54.2	$60.2	$230.0	$61.1	$57.8	$58.2

Professional Services Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$50.8	$55.4	$56.3	$58.3	$220.7	$54.8	$51.2	$51.2
Adjustment	$3.4	$2.3	$1.5	$0.3	$7.5	$0.4	$0.4	$0.4
Non-GAAP Revenue	$54.2	$57.7	$57.8	$58.6	$228.2	$55.2	$51.6	$51.6

Hosting Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$167.3	$172.2	$175.4	$175.3	$690.2	$171.4	$173.3	$183.1
Adjustment	$4.3	$3.9	$3.4	$4.0	$15.6	$3.4	$2.9	$2.8
Non-GAAP Revenue	$171.6	$176.1	$178.8	$179.3	$705.8	$174.8	$176.2	$185.9

Maintenance and Support Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$73.4	$73.3	$75.6	$79.2	$301.6	$78.2	$76.1	$80.9
Adjustment	$0.9	$0.8	$0.8	$0.7	$3.2	$0.6	$0.5	$0.4
Non-GAAP Revenue	$74.3	$74.1	$76.4	$80.0	$304.8	$78.8	$76.6	$81.3

Total Recurring Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015
GAAP Revenue	$300.5	$305.7	$307.3	$314.8	$1,228.4	$308.9	$307.5	$323.6
Adjustment	$9.2	$8.0	$7.0	$10.9	$34.9	$12.7	$8.1	$6.8
Non-GAAP Revenue	$309.6	$313.7	$314.3	$325.7	$1,263.3	$321.7	$315.6	$330.4

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
20

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2014	2014	2014	2014	2014	2015	2015	2015

Total segment revenues	$490.1	$490.0	$486.8	$520.3	$1,987.1	$489.0	$488.1	$488.7
Acquisition related revenues	(20.1)	(14.3)	(11.3)	(17.9)	(63.6)	(15.0)	(13.0)	(10.8)
Total consolidated revenues	$470.0	$475.7	$475.5	$502.3	$1,923.5	$474.0	$475.1	$477.9

Total segment profit	$135.7	$147.1	$139.8	$170.5	$593.1	$134.6	$155.0	$155.5
Corporate expenses and other, net	(31.3)	(30.1)	(25.3)	(42.0)	(128.5)	(35.7)	(35.5)	(31.2)
Acquisition-related revenues and costs of revenues adjustment	(18.8)	(13.0)	(10.5)	(17.2)	(59.5)	(14.3)	(12.1)	(10.2)
Non-cash stock-based compensation	(47.2)	(44.9)	(55.4)	(45.4)	(193.0)	(47.4)	(30.9)	(41.7)
Amortization of intangible assets	(42.7)	(41.9)	(42.3)	(43.2)	(170.1)	(42.0)	(41.0)	(42.1)
Acquisition-related costs, net	(2.8)	(6.8)	(9.1)	(5.5)	(24.2)	(4.8)	(6.5)	(2.4)
Restructuring and other charges, net	(3.8)	(4.7)	(8.6)	(2.3)	(19.4)	(2.2)	0.3	(10.8)
Costs associated with IP collaboration agreements	(4.9)	(4.9)	(4.9)	(4.9)	(19.7)	(2.9)	(2.9)	(2.6)
Other expense, net	(36.6)	(33.5)	(31.0)	(32.5)	(133.7)	(30.1)	(29.5)	(47.2)
Loss before income taxes	($52.4)	($32.8)	($47.3)	($22.5)	($155.0)	($44.7)	($3.0)	($32.9)

Schedules may not add due to rounding.

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
21

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30, 2015
	Low	High
GAAP revenue	$487,500	$503,500
Acquisition-related adjustment - revenue	9,500	9,500
Non-GAAP revenue	$497,000	$513,000

GAAP net loss per share	$(0.07)	$(0.03)
Acquisition-related adjustment - revenue	0.03	0.03
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.01	0.01
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.16	0.16
Non-cash interest expense	0.02	0.02
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.01	0.01
Restructuring and other charges, net	0.01	0.01
Other	0.02	0.02
Non-GAAP net income per share	$0.33	$0.37

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	309,000	309,000
Weighted average common shares: diluted	317,500	317,500

© 2015 Nuance Communications, Inc. All rights reserved

2015 third fiscal quarter results	August 6, 2015
Prepared remarks
22

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2015
	Low	High
GAAP revenue	$1,914,700	$1,930,700
Acquisition-related adjustment - revenue	48,000	48,000
Non-GAAP revenue	$1,962,700	$1,978,700

GAAP net loss per share	$(0.39)	$(0.35)
Acquisition-related adjustment - revenue	0.15	0.15
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.05	0.05
Cost of revenue from amortization of intangible assets	0.20	0.20
Amortization of intangible assets	0.33	0.33
Non-cash stock-based compensation	0.52	0.52
Non-cash interest expense	0.09	0.09
Non-cash income taxes	0.04	0.04
Costs associated with IP collaboration agreements	0.03	0.03
Change in fair value of share-based instruments	0.00	0.00
Restructuring and other charges, net	0.05	0.05
Loss on extinguishment of debt	0.06	0.06
Other	0.08	0.08
Non-GAAP net income per share	$1.20	$1.24

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	317,000	317,000
Weighted average common shares: diluted	323,500	323,500

© 2015 Nuance Communications, Inc. All rights reserved